CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 64 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated May 28, 1999, relating to the financial statements and financial highlights appearing in the March 31, 1999 Annual Reports to Shareholders of Nations Aggressive Growth Fund (formerly Nations Disciplined Equity Fund) and Nations SmallCap Index Fund (Nations Managed SmallCap Index Fund), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in the Prospectuses and under the heading "Independent Accountants and Reports" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
New York, NY
January 5, 2000